As filed with the Securities and Exchange Commission on
November 12, 1997.
                                         Registration No.
                                     333 31489 SECURITIES
                                     AND EXCHANGE COMMISSION
                                           Washington, D.C.
20549
                                                  FORM S-3
                                                  Amendment
                                                  No. 1
                                           Registration
                                                    Statemen
                                                    t Under
                                         THE SECURITIES ACT
OF 1933
                                         CEL-SCI Corporation
                                    (Exact name of
                                    registrant
                          as specified in charter)


                                       Colorado (State or
                                       other jurisdiction
                             of incorporation)

                                    66 Canal Center Plaza,
                                       Suite 510 Alexandria,
                                       Virginia 223l4
        84-09l6344                          (703) 549-5293
  (IRS Employer I.D. (Address, including zip code, and
telephone number,
         Number)             including area of principal
executive
offices)


                                      Geert Kersten 66 Canal
                                      Center Plaza, Suite 510
                                             Alexandria,
                                             Virginia 223l4
                                             (703) 549-5293
                                        (Name and address,
                  including zip code, and telephone
                                      number, including area
                    code, of agent for service)

        Copies of all communications, including all communications sent to the agent for service, should be sent to:

                                            William T. Hart,
                             Esq. Hart & Trinen
                                           1624 Washington
                            Street Denver, Colorado  80203
                            (303) 839-0061

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE
                                      PUBLIC: As soon as
                                      practicable after the
                        effective date

                                        of this Registration
Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans,
please check the following box.  [   ]

                              Page 1 of
                 Pages Exhibit Index Begins
                  on Page
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the
following box. [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                    CALCULATION OF REGISTRATION FEE
Title of each                         Proposed      Proposed
  Class of                            Maximum       Maximum
    Securities            Securities     Offering
Aggregate
                            Amount
of
   to be                 to be       Price Per      Offering
Registra-
                                      Registered
Registered
                   Unit (1)       Price      tion Fee
                                                     (5)

Common Stock (2)         1,035,000        $6.00    $6,210,000
$2,142
Series A Warrants (3)    1,035,000         -                -
Common Stock (5)         1,035,000       $18.00   $18,630,000
$6,425


Total                                             $24,840,000
$8,567


(1) Offering price computed in accordance with Rule 457(c).
(2) Shares issuable upon exercise of Warrants or in connection with Exchange Offer
(3) Series A Warrants issued in connection with Exchange Offer. As part of the Exchange Offer, investors may acquire one share of common stock and one Series A Warrant for $6.00. For purposes of calculating the registration fee, the $6.00 offering price has all been allocated to the shares of common stock issuable as part of the Exchange Offer.
(4) Shares of Common Stock issuable upon exercise of Series A Warrants (5) A fee of $1,317 was paid upon the initial filing of this
    Registration Statement

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
PROSPECTUS
                                             CEL-SCI
                                     CORPORATION This
                                     Prospectus relates to the
                        sale by the Company of upon to
1,035,000 shares of common stock which are issuable upon the exercise of 5,175,000 Warrants which were issued in connection with the Company's February 1992 public offering of Units. Each Unit sold in such offering consisted of five shares of Common Stock and five Common Stock Purchase Warrants (the "Warrants").
         The Warrants are exercisable at any time prior to
February 7, 1998 (the "Warrant Expiration Date").      The
terms of the
Warrants
presently provide that every five Warrants allows the holder to purchase one share of the Company's Common Stock at a price of $6.00 per share. The Company, upon 30-days notice, may accelerate the expiration date of the Warrants, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement covering the shares of Common Stock issuable upon the exercise of the Warrants and (2) at any time during the 30 day period preceding such notice, the average closing bid price of the Company's Common Stock has been at least 20% higher than the warrant exercise price for l5 consecutive trading days. If the expiration date is accelerated, all Warrants not exercised within the 30-day period will expire.
         Notwithstanding the above, at any time prior to
, l997 every five Warrants will allow the holder to purchase, for $6.00, one share of the Company's common stock and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $18.00 per share at any time prior to February 7, 2000.
The foregoing offer (the "Exchange Offer"), unless extended by the Company, will expire on , l997 (the
"Expiration Date").  The expiration date of the Series A
Warrants may be accelerated under certain conditions.      The
shares of Common
Stock
and
Series A Warrants will be separately transferable immediately upon issuance. See "Plan of Distribution" and "Description of Securities".
                                     This offering is only
                                     being made to
                   holders of the Company's
outstanding Warrants.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE
OF THIS PROSPECTUS AND "DILUTION AND COMPARATIVE
SHARE DATA".

                                      THESE SECURITIES HAVE
                     NOT BEEN APPROVED OR DISAPPROVED BY THE
                                    SECURITIES AND EXCHANGE
                      COMMISSION NOR HAS THE COMMISSION PASSED
                                             UPON THE ACCURACY
                                       OR ADEQUACY OF THIS
                           PROSPECTUS.  ANY
                                      REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL
                                            OFFENSE.
   On November 14, 1997 the closing prices of the Company's Common Stock and Warrants on the American Stock Exchange were $ and $ respectively.
    As of the date of this Prospectus, there were 5,175,000 Warrants and 11,159,660 shares of Common Stock outstanding.
         The Company does not intend to pay any commissions or other forms of compensation to any person in connection with this offering.
         The expenses payable by the Company in connection
         with this
offering are estimated to be $40,000.
         The exercise of any Warrants pursuant to the Exchange Offer will be revocable until the Expiration Date and, if not
yet accepted by the Company, after        , or forty days from
the
commencement
of the Exchange
Offer. The Company intends to accept the exercise of all Warrants timely submitted to the Company in proper form.

         Warrants that are not exercised pursuant to the Exchange Offer, or are exercised but timely withdrawn, may nevertheless be exercised until February 7, 1998 (the "Warrant Expiration Date"). Any Warrants not exercised pursuant to the Exchange Offer will be of no value after the Warrant Expiration Date. See "Description of Securities".
         Any holder of the Warrants desiring to exercise all or any portion of the Warrants should either (1) complete and sign the Letter of Transmittal (or facsimile thereof) in accoradnce with the instructions in the Letter of Transmittal and mail it or deliver it with the certificate(s) representing such Warrants together with the required cash payment to the Warrant Agent or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. A Warrant holder having Warrants registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if the Warrant holder desires to exercise the Warrants.
   This offering is not contingent upon the exercise of any minimum number of Warrants.

                                       The date of this
                            Prospectus is November 14, 1997
                                            AVAILABLE
                                            INFORMATION
         The Company is subject to the informational
         requirements of
the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-
2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates.
Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The
Company has filed with the Commission a Registration Statement on Form S3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.
                                     DOCUMENTS INCORPORATED BY
         REFERENCE The Company will provide, without charge,
         to each person to
whom a copy of this Prospectus is delivered, including any
beneficial
owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into this Prospectus). Requests should be directed to:
                                             CEL-SCI
                        Corporation 66 Canal Center Plaza,
                        Suite 510
                                               Alexandria, VA
                                               22314 (703) 549
                                               5293
                                            Attention:
         Secretary The following documents filed with the Commission by the
Company (Commission File No. 0-11503) are hereby incorporated by reference into this Prospectus:
    (1) The Company's Annual Report on Form 10-K/A for the fiscal year ended September 30, 1996; and
         (2) The Company's report on Form 10-Q for the nine months ending June 30, 1997
      (3) The Company's Proxy Statement relating to the Company's June 3, 1997 Annual Meeting of Shareholders.
       All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
                                             PROSPECTUS
       SUMMARY THIS SUMMARY SHOULD BE READ IN CONJUNCTION
       WITH, AND IS
QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS. The Company

        CEL-SCI Corporation (the "Company") was formed as a Colorado corporation in 1983. The Company is involved in the research and development of certain drugs and vaccines. The Company's first product, MULTIKINETM, manufactured using the Company's proprietary cell culture technologies, is a combination, or "cocktail", of natural human interleukin-2 ("IL2") and certain lymphokines and cytokines. MULTIKINE is being tested to determine if it is effective in improving the immune response of cancer pantients. The Company's second product, HGP30, is being tested to determine if it is an effective treatment/vaccine against the AIDS virus. In addition, the Company recently acquired a new patented Tcell Modulation Process which uses "heteroconjugates" to direct the body to chose a specific immune response. The Company intends to use this new technology to improve the cellular immune response of persons vaccinated with HGP-30 and to develop potential treatments and/or vaccines against various diseases. Present target diseases are herpes simplex, malaria, tuberculosis, prostate cancer and breast cancer.
       Before human testing can begin with respect to a drug or biological product, preclinical studies are conducted in laboratory animals to evaluate the potential efficacy and the safety of a product. Human clinical studies generally involve a three-phase process. The initial clinical evaluation, Phase I, consists of administering the product and testing for safe and tolerable dosage levels. Phase II trials continue the evaluation of immunogenicity and determine the appropriate dosage for the product, identify possible side effects and risks in a larger group of subjects, and provide preliminary indications of efficacy. Phase III trials consist of testing for actual clinical efficacy for safety within an expanded group of patients at geographically dispersed test sites.

     In March 1995, the Canadian Health Protection Branch, Health and Welfare Ministry gave clearance to the Company to start a phase I/II cancer study using MULTIKINE. The study, which will enroll up to
30 head and neck cancer patients who have failed conventional treatments, will be conducted at several sites in the United States and Canada and is designed to evaluate safety, tumor responses and immune responses in patients treated with multiple courses of MULTIKINE. The length of time that each patient will remain on the investigational treatment will depend on the patient's response to treatment.

         In February 1996 the FDA authorized the Company to conduct two human clinical studies using MULTIKINE and focusing on prostate and head and neck cancer. The prostate study was conducted at Jefferson Hospital in Philadelphia, Pennsylvania and involved prostate cancer patients who had failed on hormonal therapy. Five patients completed the treatment and the data from this study demonstrated the safety and feasibility of using Multikine in the treatment of prostrate cancer. Biopsies from the patients in the study also suggest the recruitment of inflammatory cells to the tumor site. Based on these findings, investigators are currently preparing a new protocol for evaluation by the FDA to study the ability of Multikine to treat patients with prostate cancer. The study is expected to test Multikine as a therapy to be used prior to surgical removal of the prostate gland. The head and neck cancer study will involve up to 30 cancer patients who have failed using conventional therapies. The head and neck cancer study in the U.S. is being conducted in conjunction with the Company's Canadian head and neck cancer study.

    In January 1997 the FDA authorized a clinical trial using
Multikine to determine its safety in the potential treatment of HIV infected individuals and to determine its effect on various immune system responses.

     In April 1997, pursuant to authorization from Israeli health authorities, a clinical trial was begun using Multikine to treat head and neck cancer patients. In September 1997 the Company started a similiar clinical trial in Canada. The Canadian study will involve up to 21 patients who are scheduled for surgery or radiation. The first clinical center to start treatment is Hospital Notre Dame in Montreal, Canada.

         Viral Technologies, Inc. ("VTI"), a wholly-owned subsidiary of the Company, is engaged in the development of a possible treatment/vaccine for AIDS. VTI's technology may also have application in the treatment of AIDS-infected individuals and the diagnosis of AIDS. VTI's AIDS treatment/vaccine, HGP-30, has completed certain Phase I human clinical trials. In the Phase I trials, the vaccine was administered to volunteers who were not infected with the HIV virus in an effort to determine safe and tolerable dosage levels.
     In April 1995 VTI, with the approval of the California Department of Health Services Food and Drug Branch (FDB), began another clinical trial in California using volunteers who received two vaccinations. The volunteers receiving the two lowest dosage levels were asked to donate blood for a SCID mouse HIV challenge study. The SCID mouse is considered to be the best available animal model for HIV because it lacks its own immune system and therefore permits human cell growth. White blood cells from the five (5) vaccinated volunteers and from normal donors were injected into groups of SCID mice. They were then challenged with high levels of a different strain of the HIV virus than the one from which HGP-30 is derived. Infection by virus was determined and confirmed by two different assays, p24 antigen, a component of the virus core, and reverse transcriptase activity, an enzyme critical to HIV replication. Approximately 78% of the SCID mice given blood from vaccinated volunteers showed no HIV infection after virus challenge as compared to 13% of the mice given blood from unvaccinated donors.
         In September 1997 VTI completed a Phase I safety study of the HGP-30 AIDS vaccine in 24 HIV infected patients. The study showed that immunizations with the HGP-30 vaccine coupled with KLH were safe in AIDS patients. The Company's main focus is now to determine the ability of the HGP-30 vaccine to prevent, as opposed to only treat, AIDS.
         All of the Company's products are in the early stages of
development. The Company does not expect to develop commercial products for several years, if at all. The Company has had operating losses since its inception, had an accumulated deficit of approximately $36,850,000 at June 30, 1997, and expects to incur substantial losses for the foreseeable future.

         In August 1996 the Company sold, in a private transaction, 5,000 shares of its Series B Preferred Stock (the "Series B Preferred Shares") for $5,000,000 or $1,000 per share. At the purchasers' option, up to 2,500 Series B Preferred Shares were convertible, on or after ten days from the date the shares were registered for public sale (the "Effective Date"), into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by 87% of the Closing Price of the Company's Common Stock. All Preferred Shares were convertible, on or after 40 days from the Effective Date, on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number to the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. Notwithstanding the above, the conversion price could not be less than $3.60 nor more than $14.75. Each Preferred Share was entitled to a quarterly dividend, if, as, and when declared by the Board of Directors, of $17.50. By means of a separate Registration Statement filed with the Securities and Exchange Commission, the shares issuable upon the conversion of the Series B Preferred Shares were registered for public sale. Prior to December 20, 1996 1,900 Series B Preferred Shares were converted into 527,774 shares of the Company's common stock. In December 1996 the Company repurchased 2,850 Series B Preferred Shares for $2,850,000 plus warrants which allow the holders to purchase up to 99,750 shares of the Company's common stock for $4.25 per share at any time prior to December 15, 1999. The Company raised funds required for this repurchase from the sale of its Series C Preferred Stock. In May 1997 all remaining 250 shares of the Series B Preferred Stock were converted into 69,444 shares of common stock.
         In December 1996 the Company raised $2,850,000 from the sale of units consisting of 2,850 shares of the Company's Series C Preferred Stock, 379,763 Series A Warrants and 379,763 Series B Warrants. The Series C Preferred Shares were convertible into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock (the "Conversion Price"). The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five day trading period ending on the day prior to the conversion of the Preferred Stock. Notwithstanding the above, the Conversion Price could not be more than $4.00. Each Series A Warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.50 per share at any time prior to March 15, 1998. Each Series B Warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.50 per share at any time prior to March 15, 1999. The shares issuable upon the conversion of the Series C Preferred Shares and the exercise of the Warrants are being offered for public sale by means of a separate Registration Statement. As of June 30, 1997 all shares of the Series C Preferred Stock had been converted into 9l5,27l shares of the Company's common stock. Acquisition of MULTIKINE Technology
   The MULTIKINE technology being tested by the Company was developed by a group of researchers and was assigned, during l980 and l98l, to Hooper Trading Company, N.V., a Netherlands Antilles' corporation ("Hooper"), and Shanksville Corporation, also a Netherlands Antilles corporation ("Shanksville"). The MULTIKINE technology assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation ("Sittona"), effective September, l982 pursuant to a licensing agreement which required Sittona to pay Hooper and Shanksville royalties on income received by Sittona with respect to the MULTIKINE technology. In l983, Sittona licensed the MULTIKINE Technology to the Company and received from the Company a $1,400,000 advance royalty payment. At such time as the Company generated revenues from the sale or sublicense of this technology, the Company was required to pay royalties to Sittona equal to l0% of net sales and l5% of the licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, was required to pay to those companies a minimum of l0% of any royalty payments received from the Company. The license agreement with Sittona also required the Company to bear the expense of preparing, filing and processing patent applications and to obtain and maintain patents in the United States and foreign countries on all inventions, developments and improvements made by or on behalf of the Company relating to the MULTIKINE technology. The license was to remain in effect until the expiration or abandonment of all patent rights or until the MULTIKINE technology entered into the public domain, whichever was later.
    Prior to October, 1996, Maximilian de Clara, an Officer, Director and shareholder of the Company, owned 50% and 30%, respectively, of Hooper and Shanksville. Between 1985 and October 1996 Mr. de Clara owned all of the issued and outstanding stock of Sittona. In October 1996, Mr. de Clara disposed of his interest in Hooper, Shanksville and Sittona.
         In January 1997 Hooper and Shanksville sold all of their rights in the MULTIKINE technology to Sittona. Immediately following these transactions, Sittona sold all of its rights in the MULTIKINE technology to the Company, including all rights acquired from Hooper and Shanksville, in consideration for $500,000 in cash and 751,678 shares of the Company's common stock. The shares of the Company's Common Stock acquired by Sittona as a result of this transaction are being offered to the public by means of a separate registration statement.
    The Company's executive offices are located at 66 Canal Center Plaza, Suite 510, Alexandria, Virginia 22314, and its telephone number is (703) 549-5293.

The Offering

     This Prospectus relates to the sale by the Company of 1,035,000 shares of common stock which are issuable upon the exercise of 5,175,000 Warrants which were issued in connection with the Company's February 1992 public offering of Units. Each Unit sold in such offering consisted of five shares of Common Stock and five Common Stock Purchase Warrants (the "Warrants").

        The Warrants are exercisable at any time prior to February 7, 1998 (the "Warrant Expiration Date"). The terms of the Warrants presently provide that every five Warrants allows the holder to purchase one share of the Company's Common Stock at a price of $6.00 per share. The Company, upon certain conditions, may accelerate the expiration date of the Warrants.
         Notwithstanding the above, at any time prior to
, l997 every five Warrants will allow the holder to purchase, for $6.00, one share of the Company's common stock and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one share of the Company's Common Stock at a
price of $18.00 per share at any time prior to February 7, 2000. The foregoing offer (the "Exchange Offer"), unless
extended by the Company, will expire on            , l997
(the "Expiration Date"). The expiration date of the Series A Warrants may be accelerated under certain conditions. The shares of Common Stock and Series A Warrants will be separately transferable immediately upon issuance. See "Plan of Distribution" and "Description of Securities".
         Use of proceeds.  The proceeds from this offering
         will be used
to finance the Company's business, including research, clinical trials and general and administrative expenses. See "Use of Proceeds".
         Shares Outstanding. As of October 31, 1997 the Company had 11,159,660 issued and outstanding shares of common stock. The number of shares outstanding excludes shares of Common Stock issuable upon the exercise of currently outstanding options and warrants, and shares of Common Stock issuable upon the conversion of other convertible securities issued by the Company. See "Dilution and Comparative Share Data."
Risk Factors  The purchase
                       of the Securities offered by this
Prospectus involves a high degree of risk. Risk factors include the following: lack of revenues and history of loss, need for additional capital, government regulation, need for FDA approval, and dilution. See "Risk Factors."
AMEX Symbols:           Common Stock:  HIV
                       Warrants:  HIV WS
                                       Series A Warrants:  HIV
WA (1)
    (1)  The Company has made an application to have the
Series A         Warrants listed on the American Stock
Exchange.  No assuarance
can be given that the American Stock Exchange will approve the listing
of the Series A Warrants.  See "Risk Factors."
Summary Financial Data
                        Nine Months Ended        Years
                          Ended September 30,
                          June 30,
                       1997          1996
1996 1995     Investment Income
                                         & Other
                        Revenues $378,264 $188,256
                       $322,370

$423,765
Expenses:
Research and
                                         Development
                        4,795,504 2,350,600
3,471,477

1,824,661 Summary Financial Data
                        Nine Months Ended        Years
Ended
                          September 30,     June 30,
                       1997 1997          1996
                       1996
1995
Depreciation
 and
                                         Amortization
                         236,541 208,912
                        290,829

262,705 General and
                                         Administrative
                        1,799,454 2,113,884
                       2,882,958

1,713,912 Equity in loss of
                                         joint venture
                          3,772           3,772

501,125 Net Loss  $(6,453,235)  $(4,488,912)
$(6,326,666)
$(3,878,638)

Loss per
                                         common share
                 $(0.72) $(0.74)               $(0.98)
                 $(0.89)
Weighted average
  common shares
                                          outstanding
               8,970,583 6,086,492             6,425,316
               4,342,628
Balance Sheet Data
                           June 30,
September
30,
                       1997          1996           1996
1995
Total Assets    $7,663,646    $8,723,934      $11,878,370
$6,359,011 Working Capital  6,028,270     6,979,975
10,266,104
3,983,699
Current
                                          Liabilities
                        306,752 355,684  274,410
                                                   491,860
Long Term and
                                          Other Liabilities
                        19,638 835,316    19,638
                                                  1,025,118
Total
                                          Liabilities
                       326,390 1,191,000  294,048
                                                  1,516,978
Shareholders'
                                          Equity
7,337,256
                  7,532,934       11,584,322
                                                  4,842,033

Book Value per Share $0.70         $1.06            $1.47
$0.90

No common stock dividends have been declared by the Company since its inception.

                                                RISK FACTORS

          An investment in the Company's Securities involves a high degree of risk. Prospective investors are advised that they may lose all or part of their investment. Prospective investors should carefully review the following risk factors.
         Lack of Revenues and History of Loss. The Company has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 1997, the Company has incurred net losses of approximately $36,850,000. During the years ended September 30, 1994, 1995 and 1996 the Company suffered losses of $4,426,876, $3,878,638 and $6,326,666 respectively. The Company has relied principally upon the proceeds of public and private sales of securities to finance its activities to date. All of the Company's potential products are in the early stages of development, and any commercial sale of these products will be many years away. Accordingly, the Company expects to incur substantial losses for the foreseeable future.
        Need for Additional Capital. Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs. The Company expects that it will need additional financing in order to fund the costs of future clinical trials, related research, and general and administrative expenses. The Company may be forced to delay or postpone development and research expenditures if the Company is unable to secure adequate sources of funds. These delays in development may have an adverse effect on the Company's ability to produce a timely
and competitive product.                      There can be no
assurance that the Company will be able
to obtain additional funding from other sources.
         Viral Technologies, Inc. ("VTI"), a wholly-owned subsididary of the Company, is dependent upon funding from the Company for its operations and research programs.
     Cost Estimates. The Company's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. If the Company's cost estimates are incorrect, the Company will need additional funding for its research efforts.
         Government Regulation - FDA Approval. Products which may be developed by the Company or Viral Technologies, Inc. (or which may be developed by affiliates or licensees) will require regulatory approvals prior to sale. In particular, therapeutic agents and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. The process of obtaining FDA and corresponding foreign approvals is costly and time consuming, particularly for pharmaceutical products such as those which might ultimately be developed by the Company, VTI or its licensees, and there can be no assurance that such approvals will be granted. Any failure to obtain or any delay in obtaining such approvals may adversely affect the ability of potential licensees or the Company to successfully market any products developed. Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted. The clinical trial which VTI is conducting in California is regulated by government agencies in California and obtaining approvals from states for clinical trials is likewise expensive and time consuming.
         Dependence on Others to Manufacture Product. The Company has an agreement with an unrelated corporation for the production, until 1998, of MULTIKINE for research and testing purposes. At present, this is the Company's only source of MULTIKINE. If this corporation could not, for any reason, supply the Company with MULTIKINE, the Company estimates that it would take approximately six to ten months to obtain supplies of MULTIKINE under an alternative manufacturing arrangement. The Company does not know what cost it would incur to obtain this alternative source of supply.
         Technological Change. The biomedical field in which the Company is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents and diagnostic products from the compounds, compositions and processes licensed to the Company, through Company financed research or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field. There can be no assurance that the Company will achieve or maintain such a competitive position or that other technological developments will not cause the Company's proprietary technologies to become uneconomical or obsolete.
         Patents.  Certain aspects of the Company's
technologies are covered by U.S. and foreign patents. In addition, the Company has a number of patent applications pending. There is no assurance that patent applications filed by the Company or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford the owners of the patents and the Company. Disputes may arise between the Company and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that the Company will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to the Company. The scope and validity of such patents, if any, the extent to which the Company or the owners of the patents may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as the Company relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology. The Company's first Multikine patent will expire in the year 2000. Since the Company does not know if it will ever be able to sell Multikine on a commercial basis, the Company cannot predict what effect the expiration of this patent will have on the Company. Notwithstanding the above, the Company believes that later issued patents will protect the technology associated with Multikine past the year 2000.
        Product Liability. Although the Company has product liability insurance for MULTIKINE and its HGP-30 vaccine, the successful prosecution of a product liability case against the Company could have a materially adverse effect upon its business if the amount of any judgment exceeds the Company's insurance coverage.
         Dependence on Management and Scientific Personnel. The Company is dependent for its success on the continued availability of its executive officers. The loss of the services of any of the Company's executive officers could have an adverse effect on the Company's business. The Company does not carry key man life insurance on any of its officers. The Company's future success will also depend upon its ability to attract and retain qualified scientific personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel.
         Options, Warrants and Convertible Securities. The Company has issued options, warrants and other convertible securities ("Derivative Securities") which allow the holders to acquire additional shares of the Company's Common Stock.
In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities underlying certain Derivative Securities will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.
    For the terms of these Derivative Securities, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such Derivative Securities may exercise and/or convert them at a time when the Company could obtain additional capital on terms more favorable than those provided by the Derivative Securities. The exercise or conversion of the Derivative Securities will dilute the voting interest of the owners of presently outstanding shares of the Company's Common Stock and may adversely affect the ability of the Company to obtain additional capital in the future. The sale of the shares of Common Stock issuable upon the exercise or conversion of the Derivative Securities could adversely affect the market price of the Company's stock. See "Dilution and Comparative Share Data".
         Competition. The competition in the research, development and commercialization of products which may be used in the prevention or treatment of cancer and AIDS is intense.
Major pharmaceutical and chemical companies, as well as specialized genetic engineering firms, are developing products for these diseases. Many of these companies have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, both smaller companies and non-profit institutions are active in research relating to cancer and AIDS and are expected to become more active in the future.
         Determination of Offering Price. The exercise price of the Warrants (and the terms of the Exchange Offer) were determined by the Company based upon factors such as the Company's capital needs, the percentage of ownership to be held by Warrant holders, the general condition of the securities markets and other relevant factors. Neither the exercise price of the Warrants nor the terms of the Exchange Offer necessarily bear any relationship to the Company's assets, book value, earnings history or other investment criteria.
         Offering Proceeds. There is no minimum number of Warrants which are required to be exercised in connection with in this Offering. Accordingly, if only a limited number of Warrants are exercised, the corresponding proceeds to the Company from this Offering may be small. See "Use of Proceeds".
         Warrants. In connection with the Exchange Offer, the Company has applied to have the Series A Warrants listed for trading on the American Stock Exchange. In order for the Series A Warrants to be listed on the American Stock Exchange, there must be at least 100,000 Series A Warrants issued and outstanding. Since there is no minimum number of Warrants which are required to be exercised in the Exchange Offer, no assurance can be given that the number of Series A Warrants which will be issued and outstanding following the expiration of the Exchange Offer will be sufficient so as to allow the listing of the Series A Warrants on the American Stock Exchange. If the Series A Warrants cannot be listed on the American Stock Exchange, the Company will attempt to have the Warrants listed for trading on the NASD's Electronic Bulletin Board.
       Lack of Dividends. There can be no assurance the Company will be profitable. At the present time, the Company intends to use available funds to finance the Company's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company.
The Company does not presently intend to pay dividends on its common stock and there can be no assurance that common stock dividends will ever be paid.
         Dilution. Persons purchasing the securities offered by this Prospectus will suffer immediate dilution since the price paid for the securities offered will likely be more than the net tangible book value of the Company's Common Stock. See "Dilution and Comparative Share Data."
         Preferred Stock.  The Company's Articles of
Incorporation authorize the Company's Board of Directors to issue up to 200,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.
                                               USE OF PROCEEDS
      The net proceeds to the Company from this (assuming all Warrants are exercised) are estimated to be approximately $6,200,000.
    The Company anticipates that the net proceeds from this offering will be used to finance the Company's research, clinical trials and general and administrative expenses.
         Notwithstanding the above, there is no minimum number of Warrants which is required to be sold in this Offering. Accordingly, if only a limited number of Warrants are exercised, the corresponding proceeds to the Company from this Offering will be minimal.
                                     DILUTION AND COMPARATIVE
         SHARE DATA As of October 31, 1997 the Company had
         11,159,660 shares of
Common Stock issued and outstanding with a net tangible book value (total assets less total liabilities and intangible assets) of $0.67 per share. The following illustrates per share dilution to investors in this offering as well as other comparative share data, assuming all Warrants are exercised. The number of shares outstanding excludes shares of Common Stock issuable on exercise of outstanding options, warrants and other convertible securities previously issued by the Company or which may be issued by the Company in connection with this offering.
                                              Regular
                                              Warrant
                                              Exchange
                                              Exercise Offer
                                              (2)
Public Offering Price (Price of
   One Share of Common Stock Upon
   Exercise of Warrants) ................         $6.00
$6.00
Shares Outstanding As Of October
                                                  31, 1997
     .............................    11,159,660
     11,159,660
Shares to be issued in this
   Offering.(1) .........................     1,035,000
1,035,000
Shares Outstanding After This
                                                Offering (3)
       .........................    12,194,660
       12,194,660
Net Tangible Book Value Per Share
   of Common Stock Prior To This
   Offering ................ ............
$0.67
$0.67
Pro Forma Net Tangible Book Value
   Per Share of Common Stock After
   This Offering ........................
$1.15
$1.15
Gain in Book Value Per Share to
   Present Shareholders .................
$0.48
$0.48
Dilution Per Share to Purchasers
   of Common Stock ......................
$4.85
$4.85
Equity Ownership by Present
   Shareholders Following Offering ......
91%
91%
Equity Ownership by Investors in
   this Offering ........................
9%
9%

         "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets. Tangible assets exclude deposits and patent costs. "Dilution" is the difference between the public offering price and the net tangible book value of the Company's shares of Common Stock immediately after the Offering.
         (1) Assumes all Warrants are exercised, of which there
can
be no assurance. In the case of the Exchange Offer, does not reflect hares of common stock issuable upon the exercise of the Series A Warrants.
         (2) Every five Warrants will allow the holder to purchase, for $6.00, one share of the Company's Common Stock and one Series A Warrant. See "Plan of Distribution"
                                       (3)  Does not
                     reflect shares of common stock
                     issuable upon the
exercise of the Series A Warrants or additional shares which may be issued as the result of the exercise of outstanding options and warrants or the conversion of other securities issued by the Company, as shown by the following:
                                                   Number
of
                                                    Note

Shares



    Reference Outstanding as of October 31, 1997

    11,159,660 Shares offered by this Prospectus

    1,035,000

Other Shares Which May Be Issued:

    Shares issuable upon exercise of
     Series A Warrants                            1,035,000
A
    Shares issuable upon exercise of
     Class A and Class B Warrants                   233,188
B
    Shares issuable upon exercise of warrants
      held by former holders of the
     Company's Series B Preferred Stock.             82,250
C

    Shares issuable upon exercise of
      options granted to Company's officers,
     directors, employees and consultants         2,481,654
D

    Shares outstanding (as adjusted),
     assuming all Warrants are exercised:        16,026,752

    (A) Pursuant to the terms of the Exchange Offer, at any
    time prior to          , every five Warrants will allow
    the
    holder to
    purchase, for $6.00, one share of the Company's common stock and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $18.00 per share at any time prior to February 7, 2000. The Exchange Offer, unless extended by the Company, will expire on , l997 (the
     "Expiration Date").  See "Description of Securities".

B. In December 1996 the Company raised $2,850,000 from the sale of units consisting of 2,850 shares of the Company's Series C Preferred Stock, 379,763 Class A Warrants and 379,763 Class B Warrants. The Series C Preferred Shares were convertible into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by the 85% of Closing Price of the Company's Common Stock (the "Conversion Price"). The term "Closing Price" was defined as the average closing bid price of the Com- pany's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. Notwithstanding the above, the Conversion Price could not be more than $4.00. Each Class A Warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.50 per share at any time prior to March 15, 1998. Each Class B Warrant entitles the holder to purchase one share of the Company's common stock at a price of $4.50 per share at any time prior to March 15, 1999. By means of a separate Registration Statement, the shares issuable upon the conversion of the Series C Preferred Shares and the exercise of the Class A Warrants and Class B Warrants are being offered for public sale. As of October 31, 1997 all shares of the Series C Preferred Stock had been converted into 9l5,27l shares of the Company's common stock, 273,163 Series A Warrants had been exercised and 253,175 Series B Warrants had been exercised.
    C. In August 1996 the Company sold, in a private transaction, 5,000 shares of its Series B Preferred Stock (the "Preferred Shares") for $5,000,000 or $1,000 per share. At the purchasers' option, up to 2,500 Preferred Shares were convertible, on or after November 7, 1996 (the "Effective Date"), into shares of the Company's Common Stock on the basis of one share of Preferred Stock for shares of Common Stock equal in number to the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. All Preferred Shares were convertible, on or after 40 days from the Effective Date, on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number of the amount determined by dividing $1,000 by 85% of the Closing Price of the Company's Common Stock. The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. Notwithstanding the above, the conversion price could not be less than $3.60 nor more than $14.75. The Preferred Shares were entitled to a quarterly dividend of $17.50 per share. By means of a separate Registration Statement filed with the Securities and Exchange Commission, the shares issued upon the conversion of the Series B Preferred Shares were registered for public sale. Prior to December 20, 1996 1,900 Series B Preferred Shares were converted into 527,774 shares of the Company's common stock. In December 1996 the Company repurchased 2,850 Series B Preferred Shares for $2,850,000 plus warrants which allow the holders to purchase up to 99,750 shares of the Company's common stock for $4.25 per share at any time prior to December 15, 1999. The Company raised the funds required for this repurchase from the sale of its Series C Preferred Stock. In May 1997 all remaining 250 shares of the Series B Preferred Stock were converted into 69,444
    shares of common stock.   As of October 31, l997 Warrants
    for the purchase of 17,500 shares of common stock had
    been exercised.
D. The options are exercisable at prices ranging from $2.38 to $19.70 per share. The Company may also grant options to purchase 300,907 additional shares under its Incentive Stock Option and NonQualified Stock Option Plans.
                                       MARKET FOR THE
                                  COMPANY"S COMMON STOCK
          As of October 31, 1997, there were approximately 2,800 record holders of the Company's Common Stock and approximately 100 record holders of the Company's Public Warrants. Prior to June 5, 1997, the Company's Common Stock and Warrants were traded on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System. Since June 5, 1997 the Company's Common Stock and Public Warrants have traded on the American Stock Exchange. Set forth below are the range of high and low quotations for the periods indicated as reported by NASDAQ and the American Stock Exchange, and as adjusted for the 10 for 1 reverse stock split which was approved by the Company's shareholders on April 28, 1995 and became effective on May 1, 1995. The market quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.
           Quarter
           Ending                   Common Stock
Warrants
                                    High     Low         High
Low
          12/31/94                 $ 7.50   $ 3.40       $0.25
$0.09
           3/31/95                 $ 4.00   $ 3.75       $0.22
$0.13
           6/30/95                 $ 5.30   $ 2.78       $0.15
$0.06
           9/30/95                 $ 5.46   $ 3.56       $0.28
$0.09
          12/31/95                 $ 4.75   $ 2.28       $0.25
$0.09
           3/31/96                 $ 7.12   $ 2.68       $0.28
$0.03
           6/30/96                 $14.38   $ 4.56       $0.41
$0.16
           9/30/96                 $12.00   $ 5.62       $0.44
$0.21
          12/31/96                 $ 6.63   $ 3.50       $0.28
$0.12
           3/31/97                 $ 6.12   $ 4.19       $0.22
$0.12
           6/30/97                 $ 5.12   $ 2.75       $0.44
$0.09
           9/30/97                 $ 8.06   $ 3.12       $0.69
$0.19

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of
Directors is not obligated to declare a dividend.         The
Company has not paid any
dividends on it's Common Stock
and the Company does not have any current plans to pay any Common Stock dividends.

  The provisions in the Company's Articles of Incorporation relating to the Company's Preferred Stock would allow the Company's directors to issue Preferred Stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock.
The
issuance of Preferred Stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.
                                            PLAN OF
DISTRIBUTION Regular Warrant Exercise
        The Warrants are exercisable at any time prior to February 7, 1998 (the "Warrant Expiration Date"). The terms of the Warrants presently provide that every five Warrants allows the holder to purchase one share of the
Company's Common Stock at a price of $6.00 per share. The Company, upon 30-days notice, may accelerate the expiration date of the Warrants.
       The Warrants may be exercised by sending properly
         completed and
signed certificates to the Warrant Agent accompanied by payment in full of the exercise price for each share of Common Stock as to which the Warrants are being exercised. Payment for the exercise price of Warrants may be made by cash, wire transfer, bank cashier's check or personal check. Payments should be made to "American Securities Transfer". If payment is made by personal check the shares of common stock issuable upon the exercise of the Warrants will not be issued until the check has been paid by the Warrantholder's bank.
Exchange Offer
         The terms of the Exchange Offer provide that at any
time prior to
       , l997 every five Warrants will allow the holder to purchase, for $6.00, one share of the Company's common stock and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $18.00 per share at any time prior to February 7, 2000. The foregoing offer
(the "Exchange Offer"), unless extended by the Company, will expire on , l997 (the "Expiration Date"). "Description of Securities" for further information concerning the terms of the Series A Warrant.
      The purpose of the Exchange Offer is to provide an
         incentive
for the exercise of the Company's outstanding Warrants. To the extent that Warrants are exercised pursuant to this Exchange Offer, the Company will benefit from the receipt of the cash received in conjunction with the exercise. Any Warrants accepted for exercise will be retired.
       The Board of Directors of the Company believes the Exchange Offer is in the best interests of the Company and that the Company will benefit from the receipt of cash proceeds, if any, received pursuant to the Exchange Offer. However, the Board of Directors is not making any recommendations to the holders of the Warrants as to whether they should excercise or refrain from exercising any or all of their Warrants. Each Warrant holder must make his or her own decision as to whether to exchange all or any portion of the Warrants owned by such
         person. Subject to the terms and conditions as set
         forth herein, the
Company will accept all Warrants which are timely and properly tendered to American Securities Transfer, Inc., (the "Warrant Agent") under the terms of this Exchange Offer prior to 6:00 p.m. Denver, Colorado Time on (the "Expiration Date"). The Company at its sole option may extend the Exchange Offer for an additional period of time by giving written or oral notification of such extension to the Exchange Agent and by causing notice of any extension of the Exchange Offer to be mailed to all Warrant holders of record, and to be published in The New York Times, the Wall Street Journal or any other newspaper of national circulation selected by the Company. The Company has no present intention to extend the Exchange Offer beyond the Expiration Date.
                                      The Company reserves the
                       right to withdraw, cancel, modify or
terminate this Exchange Offer at any time prior to the Expiration Date (by written or oral notice to the Warrant Agent and by causing notice thereof to be given to all Warrant Holders of record) if, in the opinion of counsel for the Company, there exists any actual or threatened legal impediment to the Exchange Offer, including any material legal action or administrative proceeding instituted or threatened against the Company or the Warrant Agent with respect to the Exchange Offer. No such impediments are presently known by the Company to exist. Upon any such termination of the Exchange Offer, the Company will return all such Warrants and cash payments without interest thereon or deduction therefrom, and have no further obligation or liability with respect to the Exchange Offer.
         Should any funds of any tendering Warrant holder whose exercise has not been accepted by the Company be left on deposit with the Warrant Agent for any reason including, but not limited to, termination of the Exchange Offer, the Warrant Agent will promptly refund such funds without interest thereon or deduction therefrom. No variation in the terms of the
                       Exchange Offer is presently
contemplated. However, if for any reason the terms should be changed, the revised terms will apply for all tendering Warrant holders whether they tendered before or after such change.
         Requests for additional copies of this Prospectus or the Letter of Transmittal or assistance in completing an exchange should be made by mail or telephone to any of the following:
                                               WARRANT AGENT:
                       American Securities Transfer, Inc.
                            938 Quail St., Suite l0l Lakewood,
                           Colorado 802l5 Telephone: (303) 534
                           5300 Attention:
                                  THE COMPANY:
                              CEL-SCI Corporation
                             66 Canal Center Plaza Suite 510
                          Alexandria, Virginia  22314
                          Telephone: (703)
                           549-5293
                                       Attention:  Patricia B.
Prichep Vice President of Operations

The Warrant certificates and payments should NOT be sent to the Company. Warrant certificates and payments should be sent to the Warrant Agent. Payment should be made to "American
Securities Transfer".

       If a holder of Warrants does not tender Warrants pursuant to the terms of this Exchange Offer, such holder may nevertheless exercise the Warrants in accordance with the terms of the Warrants. Such terms provide that every five Warrants entitle the holder to purchase one (1) share of the Company' Common Stock at a price of $6.00 at any time prior to February 7, 1998 (the "Warrant Expiration Date").

Procedure for Exchange Offer

       Except as otherwise stated below, to be properly tendered pursuant to this Exchange Offer, a Warrantholder must send the Warrant Certificates, together with a properly completed and executed Letter of Transmittal and the applicable payment to the Warrant Agent prior to the Expiration Date. The certificates, Letter of Transmittal and the payment should not be sent to the Company. The method of delivery of the Warrants, the payment and other documents forwarded to the Warrant Agent is at the election and risk of the holder, but if such delivery is by mail it is suggested that registered mail with return receipt requested be used. The applicable payment accompanying the Warrants must be made by cash, wire transfer, bank cashier's check or personal check payable in United States dollars to American Securities Transfer, Inc. as Warrant Agent. If payment is made by personal check, the shares of common stock and Series A Warrants will not be issued until the check has been paid by the Warrantholder's bank.
      All questions as to the validity, form, eligibility (including time of receipt) and acceptance of the Warrants or payments tendered will be determined by the Company, which determination shall be final and binding. The Company reserves the absolute right to reject any or all tenders of any Warrants and payments not properly tendered or any acceptence of which would, in the opinion of the Company, be unlawful. The Company also reserves the right to waive any irregularities or conditions of tender as to any particular Warrants, and the Company's interpretation of the terms and conditions of the Exchange Offer (including the instrutions and Letter of Transmittal) shall be final and binding. Any irregularities in connection with the tenders, unless waived, must be cured within such time as the Company shall determine, which time may be extended beyond the Expiration Date. Neither the Company nor the Warrant Agent shall be under any duty to give notification of defects in such tenders or incur any liability for failure to give such notification. Tenders of the Warrants and payments received by the Warrant Agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned (without interest on the payment or deduction therefrom) by the Warrant Agent to the appropriate
Warrant holder as soon as practicable.
Procedure for Late Delivery of Warrants
         If the Warrant Agent receives, prior to the Expiration Date, the applicable payment with respect to the number of Warrants being exercised, together with a letter or facsimile transmission from a commercial bank or trust company in the United States, a member of the National Association of Securities Dealers, Inc. or a member firm of a national securities exchange stating the number of Warrants being excercised, the name of the holder of the Warrants and guaranteeing that the Warrants and/or Letter of Transmittal, as the case may be, and any other documents required for such exercise will be received by the Warrant Agent within three (3) business days of the Expiration Date, such tender will be accepted subject to the receipt by the Warrant Agent of the guaranteed items within the specified period. The guarantee of delivery of Warrants may also be effected by executing and delivering to the Warrant Agent prior to the Expiration Date, the applicable payment and a Letter of Transmittal with the guarantee of delivery contained therein separately executed by one of the aforementioned institutions. Withdrawal Rights
         Tenders of Warrants and payments may be withdrawn at any time prior to the termination of the Exchange Offer and, if
not yet accepted for excercise, after      (40 business days
after commencement of the Exchange Offer).
     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Warrant Agent at its address as set forth above. Such notice of withdrawal must set forth the name of the tendering Warrant holder, the name of the registered holder if different from that of the Warrant holder, the number of Warrants (and, if available, the certificate numbers) and the amount of the payment to be withdrawn. All questions as to the validity (including time of receipt) or notices of withdrawal will be determined by the Company, whose determination shall be final and binding. All Warrants and payments withdrawn in the manner specified above will not be considered to have been duly exercised.
Delivery of Common Stock and Series A Warrants
         Upon the terms and subject to the conditions of this Exchange Offer, delivery of the Common Stock and Series A Warrants in exchange for the Warrants and cash payments validly tendered and accepted by the Company will be made as soon as practicable after the Expiration Date. It is anticipated that the certificates for the Shares of Common Stock and Series A Warrants will be mailed within three business days of the Expiration Date. All deliveries will be made through the Warrant Agent.
                                          DESCRIPTION OF
SECURITIES Common Stock
         The Company is authorized to issue 100,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.
         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.
         Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and nonassessable. Preferred Stock
         The Company is authorized to issue up to 200,000 shares of Preferred Stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company.
       In May 1996 the Company sold 3,500 shares of its Series A Preferred Stock (the "Preferred Shares") for $3,500,000 or $1,000 per share. All Preferred Shares were convertible on the basis of one share of Preferred Stock for shares of the Company's Common Stock equal in number to the amount determined by dividing $1,000 by 83% of the Closing Price of the Company's Common Stock. The term "Closing Price" was defined as the average closing bid price of the Company's Common Stock over the five-day trading period ending on the day prior to the conversion of the Preferred Stock. All outstanding shares of the Series A Preferred Stock have since been converted into 632,041 shares of the Company's Common Stock. The shares issued upon the conversion of the Series A Preferred Stock were offered for public sale by means of a separate registration statement.
    See "Dilution and Comparative Share Data" for information concerning the Company's Series B and Series C Preferred Stock. Publicly Traded Warrants
        In connection with the Company's February, 1992 public offering, the Company issued 5,175,000 Warrants. Every five Warrants entitle the holder to purchase one share of the Company's Common Stock at a price of $6.00 per share prior to February 7, 1998. The Warrants were issued pursuant to the terms of a Warrant Agreement between the Company and American Securities Transfer, Inc. (the "Warrant Agent"). The Company has authorized and reserved for issuance l,035,000 shares of Common Stock issuable upon the exercise of the Warrants.
         The Company, upon 30-days notice, may accelerate the expiration date of the Warrants, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement covering the shares of Common Stock issuable upon the exercise of the Warrants and (2) at any time during the 30 day period preceding such notice, the average closing bid price of the Company's Common Stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days. If the expiration date is accelerated, all Warrants not exercised within the 30-day period will expire.
                                    Other provisions of the
                         Warrants are set forth below.  This
information is subject to the provisions of the Warrant Certificate representing the Warrants.
         1. Holders of the Warrants may sell the Warrants rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Warrants.
       2. Unless exercised within the time provided for exercise, the Warrants will automatically expire.

       3. The exercise price of the Warrants may not be increased during the term of the Warrants, but the exercise price may be decreased at the discretion of the Company's Board of Directors by giving each Warrant holder notice of such decrease. The exercise period for the Warrants may be extended by the Company's Board of Directors giving notice of such extension to each Warrant holder of record.
    4. There is no minimum number of shares which must be purchased upon exercise of the Warrants.

    5. The holders of the Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the occurrence of stock dividends, stock splits, reclassifications, and mergers.

         6. The holders of the Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution, or winding up of the Company, holders of the Warrants will not be entitled to participate in the distribution of the Company's assets.
Series A Warrants
         Each Series A Warrant entitles the holder to purchase one share of the Company's Common Stock at a price of $18.00 per share at any time prior to February 7, 2000. The Company, upon 30-days notice, may accelerate the expiration date of the Series A Warrants, provided, however, that at the time the Company gives such notice of acceleration (1) the Company has in effect a current registration statement covering the shares of Common Stock issuable upon the exercise of the Series A Warrants and (2) at any time during the 30 day period preceding such notice, the average closing bid price of the Company's Common Stock has been at least 20% higher than the warrant exercise price for 15 consecutive trading days. If the expiration date is accelerated, all Series A Warrants not exercised within the 30day period will expire.
       Other provisions of the Series A Warrants are set forth below. This information is subject to the provisions of the Warrant Certificate representing the Warrants.
         1. Holders of the Warrants may sell the Warrants rather than exercise them. However, there can be no assurance that a market will develop or continue as to the Series A Warrants.
      2. Unless exercised within the time provided for exercise, the Series A Warrants will automatically expire.

         3. The exercise price of the Series A Warrants may not be increased during the term of the Series A Warrants, but the exercise price may be decreased at the discretion of the Company's Board of Directors by giving each Warrant holder notice of such decrease. The exercise period for the Series A Warrants may be extended by the Company's Board of Directors giving notice of such extension to each Warrant holder of record.

        4. There is no minimum number of shares which must be purchased upon exercise of the Series A Warrants.

        5. The holders of the Series A Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the occurrence of stock dividends, stock splits, reclassifications, and mergers.

         6. The holders of the Series A Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution, or winding up of the Company, holders of the Series A Warrants will not be entitled to participate in the distribution of the Company's assets. Transfer Agent
         American Securities Transfer, Inc., of Denver, Colorado, is the transfer agent and registrar for the Company's Common Stock and Warrants.
                                                 LITIGATION
     In February 1996 the Company filed a lawsuit against ImmunoRx and Dr. John Hadden for contract breach, tortious interference of contract and patent infringement concerning the Company's MULTIKINE drug. The lawsuit, filed in the U.S. District Court for the Middle District of Florida, seeks damages and the termination of certain research and clinical studies being conducted by ImmunoRx and Dr. Hadden. From 1984 to 1992, Dr. Hadden consulted with the Company, performed research on MULTIKINE and manufactured MULTIKINE for the Company's head and neck cancer study in Florida. In early 1993, Dr. Hadden signed a separation agreement with the Company acknowledging the Company's ownership of both MULTIKINE and the research results. The Company has learned that Dr. Hadden and ImmunoRx are apparently making copies of MULTIKINE, in contravention of the separation agreement and the patents covering MULTIKINE, and have begun clinical studies in a foreign country using a copy of MULTIKINE. See "Business Compounds and Processes Licensed to the Company".
                                                   EXPERTS
         The financial statements incorporated by reference in this prospectus by reference from the Company's Annual Report on Form l0 K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
                                               INDEMNIFICATION
       The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
                                           ADDITIONAL
         INFORMATION The Company has filed with the Securities and Exchange
Commission, 450 5th Street, N.W., Washington, D.C. 20001, a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement and to the Exhibits filed therewith. Statements contained in this Prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an Exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each document may be inspected at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the Northeast Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and the Midwest Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60681-2511. This Registration Statement and the related exhibits may also be inspected at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Copies may be obtained at the Washington, D.C. office upon payment of the charges prescribed by the Commission. 2800D:1-27


         No dealer, salesman or other person has been
authorized to give any information or to make any representations, other than those contained in this Prospectus. Any information or representation not contained in this Prospectus must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.
                                              TABLE OF
CONTENTS Page
Prospectus Summary
 ........................................... 5
Risk Factors
 ................................................. 10
Use of
Proceeds...............................................
14 Dilution and Comparative Share Data
 ..........................
14
Market for the Company's Common
Stock......................... 18
Plan of Distribution
 .........................................
17
Description of Securities
 .................................... 18
Litigation
 ................................................... 21
Experts
 ......................................................
21 Indemnification
 .............................................. 21
Additional Information
 ....................................... 21






                              CEL-SCI CORPORATION
                                   PROSPECTUS

2800D:28
                                   PART II
                     Information Not Required in
Prospectus


Item 14.  Other Expenses of Issuance and Distribution.
             SEC Filing Fee
$8,567
             NASD Filing Fee
-
             Blue Sky Fees and
             Expenses Printing and
             Engraving Expenses 5,000
             Legal Fees and Expenses
             20,000 Accounting Fees
             and
Expenses 5,000
          Transfer Agent Fees
             -
             Miscellaneous Expenses

1,433

             TOTAL

$40,000

                                     All expenses other than the

                   S.E.C. and NASD filing fees are estimated.

Item 25.  Indemnification of Officers and Directors.
       It is provided by Section 7-109-102 of the Colorado Revised Statutes and the Company's Bylaws that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the
Company. Item         16.  Exhibits
3(a)     Articles of Incorporation      Incorporated by
reference
to
Exhibit
                                        3(a) of the Company's
                                        combined Regis- tration
                                        Statement on Form S-1
                                        and PostEffective
                                        Amendment ("Registration
                                        Statement"),
                                        Registration Nos. 2-
                                        85547D and 337531.

                                          (b)     Amended
                      Articles Incorporated by reference to
                                                   Exhibit
                                        3(a) of the Company's
Registration Statement on Form S1, Registration Nos. 2-85547-D
and 33 7531.
  (c)     Amended Articles               Filed as Exhibit 3(c)
to
the
Company's
         (Name change only)             Registration Statement
on
Form
S-
1
                                        Registration Statement
(No. 33 34878).

                                               (d)     Bylaws
                      Incorporated by reference to
                                                   Exhibit
                                        3(b) of the Company's
                                        Registration Statement
                                        on Form S1, Registration
                                        Nos. 285547-D
                                        and 33-7531.
                                                    II-1
4(a)     Specimen copy of               Incorporated by
reference
to
Exhibit
         Stock Certificate              4(a) of the Company's
Registration
                                        Statement on Form S-1,
Registration Nos. 2-85547D and 33-7531.

  (c)     Form of Common Stock           Incorporated by
reference
to
Exhibit
         Purchase Warrant               4(c) filed as an exhibit
to
the
                                        Company's
                                        Registration
                                        Statement on Form S-
                                        1 (Registration No.
                                        3343281).
 (d)     Form of Series A
         Warrant
 (e)     Letter of Transmittal
5.       Opinion of Counsel
                                        10(e)
Employment
                                        Agreement with
                                        Filed with Amendment
                                        Number 1 to
                                        the Geert Kersten
                                        Company's
                                        Registration
                                        Statement on Form S-1
                                        (Commission File
                                        Number 33 43281).
23(a)    Consent of Hart & Trinen
  (b)    Consent of Deloitte &          Previously filed
         Touche LLP

24.      Power of Attorney              Included as part of
signature
page.


Item 17. Undertakings.
        The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.
              (i)  To include any Prospectus required by
              Section l0(a)(3) of the Securities Act of l933;
              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.
                                                    II-2
         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
       (3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                              Insofar as indemnification for
liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
                                                    II-3
2800D:29-31
                                              POWER OF
         ATTORNEY The registrant and each person whose
         signature appears
below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.
                                                 SIGNATURES
         Pursuant to the requirements of the Securities Act of
         l933,
the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Virginia, on the day of October, 1997.
                                       CEL-SCI CORPORATION
                                       By:
                                          MAXIMILIAN DE CLARA,
PRESIDENT

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title
Date
                              Director and Principal
October , 1997 MAXIMILIAN DE CLARA           Executive Officer
                              Director, Principal
October , 1997 GEERT R. KERSTEN                   Financial
Officer
                                             and Chief
                              Executive Officer Director
                              October ,
1997
MARK V. SORESI

                              Director
October
,
1997
F. DONALD HUDSON

2800D:32


[TEXT]